EXHIBIT D-6(a)

                                STATE OF ILLINOIS

                          ILLINOIS COMMERCE COMMISSION

CENTRAL ILLINOIS PUBLIC SERVICE COMPANY, UNION         :
ELECTRIC COMPANY                                       :
                                                       :
PETITION FOR APPROVAL OF TRANSFER OF GAS SYSTEM        :      03-0657
ASSETS AND GAS PUBLIC UTILITY BUSINESS AND FOR         :
APPROVAL OF ENTRY INTO VARIOUS AGREEMENTS RELATED      :
THERETO.                                               :
                                                       :

                               ORDER ON REOPENING
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By the Commission:

         On September 22, 2004, the Illinois Commerce Commission ("Commission") entered an Order in the above-referenced matter. Among other things, the Order granted authorization for the transfer by Union Electric Company, d/b/a AmerenUE ("AmerenUE" or "Applicant") of its retail gas operations and related assets in Illinois to Central Illinois Public Service Company, d/b/a AmerenCIPS ("AmerenCIPS" or "Applicant") pursuant to the terms of an Asset Transfer Agreement, and for the issuance by AmerenCIPS of a promissory note to AmerenUE in an amount not to exceed $69 million, subject to certain conditions.

         One such condition was that the approvals and authorizations in the order were granted on the condition that the subject transactions are consummated not later than six months from the date of the Order. Thus, the Order established a deadline of March 22, 2005.

         No petitions for rehearing were filed in this matter.

         On February 28, 2005 a "Motion to Extend Transfer Deadline" was filed by Applicants. On March 4, 2005, they filed an "Amended Motion to Extend Transfer Deadline" ("Amended Motion").

         In their Amended Motion, Applicants specifically request that the Commission reopen the proceeding and enter an order, pursuant to Section 200.900 of the Commission's Rules of Practice, 83 Ill. Adm. Code 200.900, "extending the deadline for the transfer of the AmerenUE-Illinois retail gas operations and related assets [from March 22, 2005 to] June 1, 2005."

         In support of their request, Applicants state that the additional time is needed because the "parallel proceeding" before the Missouri Public Service Commission, EO-2004-0108, was extended by virtue of a rehearing resulting in


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                                                                         03-0657
                                                              Order on Reopening


entry by the MPSC of an Order on Rehearing on February 10, 2005. Applicants also state that approval is still required from the Securities and Exchange Commission.

         On March 11, 2005, the Commission Staff provided notice that it does not oppose the relief sought by Applicants in their Amended Motion, and will not be filing a formal response to the Amended Motion.

         Having reviewed the Amended Motion, the Commission finds that pursuant to 83 Ill. Adm. 200.900, the proceeding should be reopened and that the relief requested by Applicants is reasonable and should be granted in this Order on Reopening.

         The Commission, having considered the entire record herein, is of the opinion and finds that:

         (1) the Commission has jurisdiction over the Applicants and the subject matter hereof;

         (2) the facts recited and conclusions reached in the prefatory portion of this Order are supported by the record and are hereby adopted as findings of fact and law;

         (3) the deadline for consummating the transactions that were authorized in the Order of September 22, 2004 should be extended from March 22, 2005 to June 1, 2005;

         (4) except as expressly modified herein, the terms and conditions of the Commission's Order entered in this proceeding on September 22, 2004 are hereby affirmed and remain in effect.

         IT IS THEREFORE ORDERED by the Commission that the instant proceeding is hereby reopened, on the Commission's own motion, pursuant to Section 200.900 of the Commission's Rules of Practice, 83 Ill. Adm. Code 200.900.

         IT IS FURTHER ORDERED that the deadline for consummating the transactions that were authorized in the Commission's Order of September 22, 2004 is hereby extended from March 22, 2005 to June 1, 2005.

         IT IS FURTHER ORDERED that except as expressly modified herein, the terms and conditions of the Commission's Order entered in this proceeding on September 22, 2004 are hereby affirmed and they remain in effect

         IT IS FURTHER ORDERED that the proceeding on reopening is deemed concluded.


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                                                                         03-0657
                                                              Order on Reopening


         IT IS FURTHER ORDERED that subject to the provisions of Section 10-113 of the Public Utilities Act and 83 Ill. Adm. Code 200.880, this Order is final; it is not subject to the Administrative Review Law.

         By order of the Commission this 23rd day of March, 2005.


                                                 (SIGNED) EDWARD C. HURLEY

                                                            Chairman


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